Exhibit 99.1

Optimer Pharmaceuticals Reports Third Quarter 2010 Financial Results

SAN DIEGO – November 2, 2010- Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today reported financial results for the third quarter ended September 30, 2010.  Optimer reported a net loss for the third quarter of 2010 of $11.8 million, or $0.30 per share, which was in line with the Company’s expectations. This compares to a net loss for the third quarter of 2009 of $9.4 million, or $0.28 per share.  The increase in net loss was primarily due to an increase in research and development and marketing expenses.

Research and development expenses in the third quarter of 2010 were $8.1 million, compared to $7.2 million in the third quarter of 2009.  The increase was due to expenses to prepare fidaxomicin regulatory filings offset by lower clinical trial expenses.  The increase in marketing expenses of $1.7 million was due to increased market research and pre-launch commercialization efforts related to our fidaxomicin program.

As of September 30, 2010, Optimer held cash, cash equivalents and short-term investments of $58.7 million.

“We have made tremendous progress during the past quarter on our regulatory milestones for fidaxomicin by initiating the rolling submission of our New Drug Application in the U.S. and our Marketing Authorization Application in the EU,”  said Pedro Lichtinger, Optimer’s President and Chief Executive Officer. “We also presented data demonstrating that fidaxomicin is a superior therapy at preventing recurrences compared to vancomycin, particularly in at-risk patients such as those suffering a CDI recurrence and requiring concomitant antibiotics.”

Recent Corporate Highlights

•                  The first section of a rolling New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) for fidaxomicin as a treatment for patients with Clostridium difficile infection (CDI) and prevention of recurrences.

•                  Optimer’s Marketing Authorization Application (MAA) for fidaxomicin for the treatment of CDI and for the prevention of recurrences of CDI was accepted for review by the European Medicines Agency (EMA).

•                  A publication in the peer-reviewed journal, Microbiology, a journal of the Society for General Microbiology, highlighted fidaxomicin’s narrow spectrum of activity and minimal disruption of microflora in patients with CDI compared to vancomycin.

•                  Combined data from Optimer’s two fidaxomicin Phase 3 trials in patients with CDI was presented at the 48th Annual Meeting of the Infectious Diseases Society of America (IDSA) in October 2010. Clinical investigator Derrick Crook, M.D., presented data showing that CDI patients treated with fidaxomicin experienced 47% fewer recurrences than patients treated with vancomycin.

•                  Five abstracts from Optimer’s fidaxomicin Phase 3 study in patients with CDI were presented at the 50th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in September 2010. Data from these abstracts highlighted that fidaxomicin was shown to be superior to vancomycin in treating CDI recurrences and reducing the chance of another relapse.  Other conference presentations highlighted data showing that for patients taking concomitant antibiotics, fidaxomicin was a superior therapy to vancomycin in preventing recurrence and promoting global cure.

•                  Awarded $244,000 in the form of a cash grant from the Qualifying Therapeutic Discovery Project program of the U.S. Treasury Department for expenditures related to the fidaxomicin development program.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing hospital specialty products to treat serious infections and address unmet medical needs. Optimer has two anti-infective product candidates in development, fidaxomicin and Pruvel™ (prulifloxacin).  Fidaxomicin is a narrow spectrum antibiotic being developed for the treatment of Clostridium difficile infection (CDI).  We recently initiated a rolling submission of our NDA filing to the FDA, and filed a MAA with the EMA (Europe) for fidaxomicin. Pruvel™ is a prodrug in the fluoroquinolone class of antibiotics being developed as a treatment for infectious diarrhea. Optimer plans to submit an NDA to the FDA in the first quarter of 2011 for Pruvel™. Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of fidaxomicin and Pruvel and their potential efficacy as treatments for their intended indications, and timing and plans related to regulatory filings and commercialization activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs, uncertainty regarding regulatory requirements for approval, the timing of regulatory submissions and the uncertainty regarding whether such submissions will be accepted or approved, Optimer’s ability to successfully commercialize any products for which it receives regulatory approval, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Corporate Communications Manager

858-909-0736

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
Research grants	$169,137	$176,202	$824,010	$583,992
Collaboration research agreements	500,000	—	500,000	100,000
Total revenues	669,137	176,202	1,324,010	683,992
Operating expenses:
Research and development	8,076,278	7,192,383	25,857,108	26,519,447
Marketing	2,130,232	393,864	3,055,290	1,179,212
General and administrative	2,713,984	2,030,137	8,789,138	5,949,946
Total operating expenses	12,920,494	9,616,384	37,701,536	33,648,605
Loss from operations	(12,251,357)	(9,440,182)	(36,377,526)	(32,964,613)
Interest income and other, net	22,894	33,935	101,391	308,973
Consolidated net loss	$(12,228,463)	$(9,406,247)	$(36,276,135)	$(32,655,640)
Net loss attributable to noncontrolling interest	391,375	—	882,395	—
Net loss attributable to Optimer Pharmaceuticals, Inc.	$(11,837,088)	$(9,406,247)	$(35,393,740)	$(32,655,640)

Basic and diluted net loss per share	$(0.30)	$(0.28)	$(0.95)	$(1.01)

Shares used to compute basic and diluted net loss per share	38,816,782	33,103,345	37,389,070	32,250,194

Optimer Pharmaceuticals, Inc. Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,085,967	$17,054,328
Short-term investments	31,611,954	21,131,145
Prepaid expenses and other current assets	655,121	416,859
Total current assets	59,353,042	38,602,332
Property and equipment, net	746,178	672,896
Long-term investments	882,000	882,000
Other assets	503,529	498,762
Total assets	$61,484,749	$40,655,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,565,072	$2,625,240
Accrued expenses	2,667,698	5,025,669
Total current liabilities	6,232,770	7,650,909
Deferred rent	173,202	253,474
Commitments and contingencies	—	—
Stockholders’ equity	55,078,777	32,751,607
Total liabilities and stockholders’ equity	$61,484,749	$40,655,990